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                                                      EXHIBIT 10.7

                                RENTECH, INC.


                     ------------------------------------




                         EXCLUSIVE LICENSE AGREEMENT



                 granted to Esquire Gujarat Petrochemicals Ltd.

                           and dated June 25, 1994










































                                                      PAGE 2

                         EXCLUSIVE LICENSE AGREEMENT

       THIS AGREEMENT is entered into as of June 25, 1994 by and between Rentech, Inc., a corporation incorporated in the USA under provisions of the laws of Colorado (Licensor), having its registered office at 1624 Market Street, Suite 300A, Denver, Colorado 80202, USA, and Esquire Gujarat Petrochemicals Ltd., a company incorporated and registered in India under provisions of the Companies Act, 1956 (Licensee), having its registered office at 6-H, North Stand, Vinoo Mankad Gate, Wankhede Stadium, D-Road, Churchgate Bombay - 400 020, ITN, Inc., a corporation incorporated in the USA under provisions of the laws of Colorado ("ITN"), having its registered office at 14515 West Byers Place, Golden, Colorado USA.

                          BACKGROUND CIRCUMSTANCES:

       The circumstances leading to this Agreement are as follows:

       A. Licensor is the owner of a proprietary process based on the Fischer-Tropsch process for conversion of carbon-bearing solids or gases into various liquid hydrocarbons such as clean sulphur-free diesel fuel, high olefinic naphtha, and hard and soft wax, or into gaseous hydrocarbons. The hydrocarbons produced by such technology are called the Rentech Products.

       B. The use of Licensor's process for the production of Rentech Products requires confidential know-how and trade secret information that is proprietary to Licensor. Some aspects of the proprietary process are the subject of Licensor's U.S. Patent Applications filed with the U.S. Patent
  and Trademark Office (Patent Applications).   Any U.S. Letters Patent that
  may result from the Patent Application are deemed subject to this Agreement (Licensed Patents). The confidential know-how and trade secret information including unpatentable information that is necessary in the planning, design, construction, commissioning, and start-up operation of process plants utilizing the Rentech Process Technology for the production of Rentech Products (Rentech Plants), and the Licensed Patents are collectively referred to in this Agreement as the Rentech Process Technology.

       C. The Rentech Process Technology does not include the Licensor's confidential know-how and trade secrets and its proprietary information, technology and formulas useful in the preparation and manufacture of the catalyst used in Rentech Plants (Rentech Catalyst), but does include the right to use the catalyst in Rentech Plants.

       D. Licensee desires and Licensor is willing to grant to Licensee an exclusive license to use the Rentech Process Technology and to practice the inventions of any one or more of any Licensed Patents maturing from the Patent Applications, subject to the terms and conditions of this Agreement, in the territory described as the Union of India, including the plant to be located in Arunachal Pradesh, India, and to sell Rentech Products worldwide.

       E. Licensee desires to receive all the technical information, whether patented or otherwise, including documents, manuals or drawings containing technical knowledge, inventions, trade secrets, formulae, manufacturing techniques, procedures, methods, current and accumulated experiences, engineering data, designs, material specifications and applicable computer software from the Licensor necessary to design, construct, commission, start-up and operate Rentech Plant, and Licensor is willing to disclose to and deliver to Licensee, on the terms and conditions of this Agreement, said technical information with respect to Rentech Plants and the production of Rentech Products. It is intended that the technical information to be provided pursuant to the terms of this Agreement for the proposed 350 barrel per day Rentech Plant to be located in Arunachal Pradesh, India will achieve under operational conditions the following ranges of product mix and yields per barrel of production: naphtha 8%-12%; diesel 13%-17%;
  wax 73%-77%.

       NOW, THEREFORE, in consideration of the background circumstances and the following mutual covenants, promises and agreements, the parties hereto agree as follows:

       1. Grants and Reservations of Rights. Subject to all terms and conditions set forth in this Agreement and related agreements:

            1.1 Exclusive License; Term of License. Licensor hereby grants to Licensee an exclusive license, in the territory described as the Union of India (Licensed Territory), to use the Rentech Process Technology for the development, design, construction, and operation of Rentech Plants located in the Licensed Territory for the production of Rentech Products and their sale anywhere in the world. Notwithstanding any provisions of this Agreement to the contrary, the license granted hereby shall expire and terminate seven years from the date of this Agreement or seven years after commencement of on-line operation for 30 days at the designed production capacity of the first Rentech Plant constructed under this license at Arunachal Pradesh, whichever is earlier, unless the parties agree in writing to extend this license. Upon expiration of this license, Licensee shall continue to have the right to use the Rentech Process Technology in its Rentech Plants then in use or for which actual construction under binding construction contracted with independent prime engineering and constructions contractors has been commenced.

            1.2 Sublicensing Rights. Licensor hereby grants to Licensee the right to grant sublicenses within the Licensed Territory, on such terms and conditions as are mutually agreed upon between the parties in a separate agreement.

            1.3 Trade Name and Trademarks. Licensor hereby grants to Licensee, during any period for which royalties are payable to Licensor pursuant to this Agreement the nonexclusive right to use and sublicense, on such terms and conditions as are consistent with this Agreement, Licensor's trade names and trademarks, now existing or hereafter created, that are specifically designated by it for use in connection with the sale of Rentech Products produced pursuant to the terms of this Agreement (collectively Licensed Trademarks). In order to promote and identify the Rentech Products produced pursuant to this Agreement, Licensee covenants and agrees to exclusively use either Licensor's Licensed Trademarks or any other Licensed Trademarks of Licensee that are approved by Licensor (such approval not to be unreasonably withheld) in connection with the production, marketing and sale of the Rentech Products, it being the intention of Licensor that all products produced under this Agreement bear identification that reasonably indicates that they are derived from the application of Rentech Process Technology; provided, however, Licensee may use its own name or trade name to identify Rentech Plants without any prior approval of Licensor. The license granted herein conveys no right to Licensee to use licensor's name, logo, or symbols but only to use any of Licensor's Licensed Trademarks designated by it for such use, none of which shall be used in any other manner whatsoever. Licensee agrees to use such trade name and trademarks in strict compliance with the provisions of all applicable laws and regulations and subsequent provisions of this Agreement.

            1.4  Reservation of Rights by Licensor.  Nothing in this Agreement shall be construed as conveying to Licensee, either expressly or by implication, any right under any other letters patent except those Licensed
  Patents that may mature from the Patent Application or any other patent application or letters patent maturing from the Rentech Process Technology.
  Nothing in this Agreement shall be construed as conveying to Licensee any right to use advances, improvements and information not associated with use
                                                      PAGE 4

  of the Rentech Process Technology. Licensor hereby reserves to itself and its successors and assigns, subject only to the grant of the license described in this Agreement, all rights of ownership of the Rentech Process Technology and Rentech Catalyst, including but not limited to (i) the right, by itself or with others, to develop, design, construct and operate Rentech Plants using Rentech Process Technology for the production of Rentech Products anywhere in all countries of the world other than in the Licensed Territory; (ii) the right to license, sublicense, use, produce, patent, protect and sell Rentech Catalyst anywhere in all countries of the world, including the Licensed Territory, and the Rentech Process Technology anywhere in all countries of the world, excluding the Licensed Territory, except to the extent consistent with this Agreement; (iii) the right to sell Rentech Products worldwide; (iv) subject only to the rights granted in this Agreement, the exclusive right to the Licensed Trademarks and all other trade names and trademarks used by Rentech or its other licensees in connection with the Rentech Process Technology, Rentech Catalyst or Rentech Products; (v) all rights to the preliminary process flow diagrams, preliminary heat and mass balance diagrams, preliminary process plans, engineering designs and specifications, instrumentation drawings, computer software programs and source codes, cost estimates, marketing studies, construction standards, operating standards and procedures, catalyst induction procedures and other know-how, technology, trade secret and proprietary information provided by Licensor for the use of Licensee or learned by Licensee through or in the course of development, design, construction and operation of process plants pursuant to this Agreement, and; (vi) all rights not specifically granted to Licensee in this Agreement.

       2. Technical and Engineering Information and Services. Subject to applicable law, rules, regulations and the provisions of this Agreement, and for the purpose of enabling Licensee more fully to exercise the license and rights granted to it by this Agreement, Licensor hereby agrees, upon reasonable notice, to disclose to and perform for Licensee all technical and engineering information and services in support of design and operation of the Rentech Plant to be located in Arunachal Pradesh and any other Rentech Plants located in the Licensed Territory. Subject to compensation to Licensor as subsequently provided for in this Agreement, such services shall be provided to the best of Licensor's ability during the periods of development, preliminary design, detailed design, construction, plant start-up and initial operation of the Rentech Plants, shall be as follows:

            2.1 Fee Consulting Services. The terms and conditions for the provision of any additional technical support services not included in a negotiated preliminary process plant engineering design contract between the parties for a specific Rentech Plant shall be negotiated in good faith between the parties.

            2.2 No Other Assistance. Licensor shall not be required to provide to Licensee, and Licensee does not expect or desire to receive from Licensor (i) any control or assistance in the business methods that Licensee selects for the conduct of its business; or (ii) any business, technical advice or other assistance in the selection, acquisition and production of Licensee's feedstock for its Rentech Plants; Licensee is responsible for all such matters and represents to Licensor that it is well informed about them and is fully capable of making such decisions.

            2.3  ITN, INC. as Administrative and Project Coordinator.
  Licensor has granted ITN, Inc. (ITN), the exclusive right to market licenses for use of the Rentech Process Technology in the Union of India. Licensor hereby appoints ITN and its administrative and project coordinator for the purposes of this Agreement, whose duties will include, but not by way of limitation, providing technical support to Licensee during actual
                                                      PAGE 5

  construction and procuring and importing to Licensee necessary equipment that cannot be obtained within India.

       3.  Rentech Synthesis Reactor Modules.

            3.1 Design and Construction. Licensee shall be responsible for financing, designing, constructing, testing, operating and all other aspects of each Rentech Plant built pursuant to the terms of this Agreement. For each such Rentech Plant, Licensee shall contract with Licensor directly, or as a subcontractor to Licensee's general contractor, for the design of the Synthesis Reactor Modules used with each plant unless otherwise agreed to in writing.

            3.2 Ownership. Subject to the superior proprietary rights of Licensor in the designs, processes, technology, know-how, trade secrets, patent rights and other proprietary rights embodied and used with incorporated in the Synthesis Reactor Modules, all of which are reserved by Licensor, the Licensee shall be the owner of any Synthesis Reactor Modules constructed for its licensed Rentech Plants.

       4.  Catalyst Supply.

            4.1 Catalyst Ownership. Operation of each Rentech Plant for the production of Rentech Products requires Rentech Catalyst. Licensor owns the proprietary formulas, know-how, trade secrets, procedures and other proprietary technology required for preparation of the Rentech Catalyst, and such technology, other than Licensor's proprietary procedures for induction of the Rentech Catalyst, shall not be conveyed or disclosed to Licensee.
  No rights shall be acquired in the Rentech Catalyst by Licensee.

            4.2 Catalyst. Licensor will guarantee a continuous supply of Rentech Catalyst to Licensee for the Rentech Plant designed, constructed and operated by Licensee pursuant to this Agreement, and Licensee will purchase and pay for the Rentech Catalyst. Licensor and ITN shall at the appropriate time develop, design, construct and operate a Rentech Catalyst manufacturing plant in the Union of India. If Licensor, for any reason, is unable to supply Rentech Catalyst to Licensee, Licensee shall have the exclusive right to design, develop and construct a catalyst manufacturing plant in the Licensee's territory to be financed, owned and operated by Licensee for the production of Rentech Catalyst for use only in Rentech Plants located in the Licensed Territory and other Rentech Plants constructed under license contracts developed by ITN.

       5. Access. Licensee will permit Licensor to have access to the Rentech Plants constructed under this Agreement at all reasonable times for the purpose of determining whether all of Licensee's undertakings pursuant to this section and elsewhere in this Agreement are being met and maintained; provided, however, neither such access, inspection, nor the preliminary and detailed engineering design and specifications or other know-how, trade secrets or proprietary information provided by Licensor shall impose any duty upon Licensor to warn of, or make Licensor responsible or liable in any way, for errors, omissions or inadequate standards of Licensee or the consequences thereof.

       6.  Monetary Compensation.

            6.1 License Fees. As consideration for the exclusive license and other rights granted to Licensee in Section 1, and for the development consulting services to be provided by Licensor pursuant to Section 2.1, the Licensee shall pay Licensor a license fee for the Rentech Plant to be constructed by Licensee or its sublicensees. The license fee shall be based upon the design production capacity of each separate Rentech Plant
                                                      PAGE 6

   contracted to be built by or under sublicense from Licensee, and shall be US$2,000 per barrel of liquid hydrocarbons of plant capacity measured in U.S. barrels of Rentech Products produced. For example: the license fee for the 350 barrel per day Rentech Plant to be located in Arunachal Pradesh, India will be $700,000. The license fee for each Rentech Plant is payable in three installments, as follows:

                 (a) First Installment. The first installment of the license fee shall be equal to one-third of the license fee determined according to the designed production capacity of the applicable plant. The first installment shall be paid by Licensee to Licensor upon delivery of the preliminary Rentech Plant engineering design for start of the detailed design of the plant by Licensee's prime engineering company.

                 (b) Second Installment. The second installment shall be equal to one-third of the license fee of determined according to the designed production capacity of the applicable plant. The second installment shall be paid by Licensee to Licensor upon delivery of the Rentech Synthesis Reactor Modules.

                 (c) Third Installment. The third installment shall be equal to one-third of the license fee of determined according to the designed production capacity of the applicable plant. The third installment shall be paid by Licensee to Licensor at the time the plant has operated on-line for 60 days at levels of production that meet its design capacity, sometimes called "Start-Up."

  [6.2 intentionally left blank.]

            6.3 Production Royalties. As consideration for the exclusive license and other rights granted to Licensee in Section 1, Licensee shall pay to Licensor on a schedule as may be permitted by the government of India from time to time throughout the term of this Agreement, and thereafter so long as Rentech Products are produced and used or sold by or for Licensee or its sublicensees, a royalty computed as described in this section. The royalty shall be payable upon all Rentech Products sold after production from Rentech Plants, excluding any gaseous hydrocarbons produced that are either used as fuel in the operation process or recycled into the operation process to improve its efficiency. The royalty shall be based upon "Total Net Hydrocarbons" which is defined as the number of U.S. barrels (42 gallons per barrel) of all liquid hydrocarbons produced. The royalty shall be US$2.00 per U.S. barrel until January 1, 1998, after which the royalty for 1998 and each succeeding year shall be US$2.00 per U.S. barrel plus a percentage increase to be negotiated in good faith between the parties to reflect inflationary increases in other prices of liquid hydrocarbons.

            6.4  Payments.

                 (a) Manner of Payment. All payments made under this Agreement shall be made in U.S. dollars, by wire transfer, to such bank or account as Licensor shall from time to time designate in writing.

                 (b) Non-Business Days. Whenever any payment hereunder shall be stated to be due on a day that is not a business day, such payment shall be made on the immediately succeeding business day.

                 (c) Receipt. Payments shall not be considered to be made until the day they are received at Licensor's final bank account that is designated by it for such purpose.

                 (d) Payment Due Date. Royalty payments shall be due in accordance with a payment schedule as may be permitted by the government of India from time to time.


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                 (e)  Late Payments.  In the event any payment of any type by
  Licensee or its sublicensees to Licensor shall at any time be overdue, Licensee shall pay interest to Licensor on any and all such late payments at the rate of four percent per annum over the prime rate of interest charged by a U.S. bank designated by Licensee or the successor of such bank, such interest being calculated on each late payment from the date it became due to the date of actual payment. Payment of such interest shall be in addition to any of Licensor's other rights under this Agreement resulting from Licensee's default in making timely payments. Interest shall accrue on late payments from the due date regardless of whether Licensor has given Licensee written notice of the default.

            6.5 Taxes Withheld. If Licensee is required by any government with jurisdiction to withhold any tax or tax payment from any payment due by it to Licensor, Licensee shall remit the net amount of the payment to Licensor, together with official receipts or other evidence acceptable to Licensor establishing payment of such amounts. Any such tax payments shall be made by Licensee on time and in the proper amount to relieve Licensor from all liabilities for failure to pay such payments timely or fully.

            6.6 Production Royalties. Production Royalties shall be payable upon all Rentech Products for a term of seven years and for a longer term as may be permitted by the government of India from time to time.

       7.  Reports and Records.

            7.1 Records and Books of Account. Licensee shall make and keep complete and accurate records and books of account describing all activities by it and its sublicensees under this Agreement in sufficient detail to enable royalties payable to be determined.

            7.2 Production Reports. Licensee shall deliver to Licensor within twenty days after the end of each calendar month, beginning with the calendar month in which Start-Up is achieved for any Rentech Plant, a written report, certified by the plant manager for each plant and the chief financial officer of Licensee, as being true and correct, describing for the applicable calendar month and separately for each Rentech Plant subject to this Agreement:

                 (a) Production and Price. The type, composition and quantities of all Rentech Products produced, the BTUs contained in gaseous hydrocarbons produced, and the Total Net Hydrocarbons produced for the month, together with all other data necessary for the calculation of royalties.

                 (b) Royalties. Calculations showing the total royalties due for the month and the cumulative total royalties due for the calendar year to date.

            [7.3  Intentionally Left Blank.]

            7.4 Reports of Chartered Public Accountants. Licensee shall deliver to Licensor within ninety days after the end of each calendar year,
  (i) a written report prepared by Licensee's chartered accountants which summarizes for the Rentech Plant and for the calendar year just completed, all royalties and other amounts due to Licensor hereunder, month by month, and certifies to the accuracy of the calculations, and (ii) a written report prepared and certified by Licensee's chief financial officer which states that, with respect to the calendar year just completed, Licensee and its sublicensees are in compliance with the provisions of this Agreement. Both of such reports shall be in reasonable detail and satisfactory in scope to Licensor. Licensee shall also deliver to Licensor such other financial data and written evidence as Licensor may reasonably request to verify the accuracy of the reports.

            7.5 Right to Audit. Licensee agrees, at the request of Licensor, to permit Licensor and its accountants, or any of them, to have full access during customary business hours to the books and records of Licensee pertaining to activities under this Agreement, and they shall have the right to make copies therefrom at Licensor's expense. The right to examine may be exercised at any time during the term of this Agreement and for a period of two years after its expiration or termination.

       8.  Confidentiality.

            8.1 Information That Is Confidential; Obligation of Confidentiality. In addition to the provisions of any separate, additional agreements of confidentiality between them, Licensee agrees that all information that it receives from Licensor relating to the Rentech Process Technology; the design and operating process of Synthesis Reactor Modules; formulas for the production and induction of Rentech Catalyst; the designs, plans and prospects of Licensor for development of Rentech Plants, and all other know-how, trade secrets and proprietary information of Licensor including processes, formulas, software programs and source codes, improvements, inventions, techniques, induction procedures, designs, and plans for Rentech Plants, forecasts, new products, customer lists, information regarding prospective financing sources, feedstocks, competitors, fee and royalty amounts charged by Licensor, and non-published financial information relating to Licensor (Confidential Information) shall be considered confidential, except as specified in section 8.2 of this Agreement. Licensee agrees that, except as necessary to protect itself against infringement, it shall neither use such information, except pursuant to and in accordance with the terms and conditions of this Agreement, nor disclose such information to anyone except to its employees, agents and sublicensees that Licensee determines need to know in connection with the development, financing, construction or operation of the Rentech Plant of Licensee or its sublicensees whose knowledge of such information is necessary to effect the purposes of this Agreement. Licensee may only disclose Confidential Information to such person if (i) such person has executed a confidentiality agreement maintained by Licensee in substantially the form of Exhibit A attached hereto and incorporated herein, or
  (ii) Licensee has taken other reasonable steps to ensure that such person will maintain the confidentiality of the Confidential Information during the term of this Agreement, and for the additional period after termination or expiration of this Agreement until such time as the information ceases being Confidential Information pursuant to the provisions of Section 8.2.

            8.2  Exception to Confidentiality.  It is agreed, as an exception to the foregoing obligations of confidentiality, that information received by Licensee from the Licensor as a result of this Agreement shall not be considered confidential, and Licensee shall not be limited in disclosing the same, if and to the extent that the information, as shown by competent evidence;  (i) is or becomes, through no fault of the party obligated to maintain confidentiality, in the public domain;  (ii) is lawfully obtained by Licensee from a source other than the Licensor or its agents;  (iii) was already known by Licensee at the time of its receipt, as shown by reasonable proof filed with the Licensor within a reasonable time after its receipt;
  (iv) is information such as improvements that either party is expressly permitted by the terms of this Agreement to sublicense or license for use by other parties, expressly including Licensor's rights to use, license and patent the information; or (v) is required to be disclosed by order of any court or governmental authority having jurisdiction.  Disclosures that are specific, including but not limited to operating conditions such as pressures, temperatures, formulas, procedures and other such standards and
                                                      PAGE 9

  conditions, shall not be deemed to be within the foregoing exceptions merely because they are embraced by general disclosures available to the general public or in Licensee's possession. Additionally, any combination of features shall not be deemed to be within the foregoing exceptions merely because the individual features are available to the general public or in Licensee's possession unless the combination itself and its principle of operation are available to the general public.

            8.3 Published Disclosure. It is agreed that the disclosure of certain information by Licensor in a publication, such as in letters patent or by otherwise placing it in the public domain, will not free Licensee from its obligation to maintain in confidence any information not specifically disclosed in or fairly ascertainable from the publication or other disclosure, such as, for example, the fact that information in the publication or any portion of it is or is not used by either party.
  Licensee shall have the right to publish information or articles pertaining to the Rentech Process Technology, Rentech Plants and Rentech Products so long as such information is not confidential, and, with respect to Confidential Information, only upon prior written approval by Licensor, which it may withhold in its absolute discretion.

            8.4 Non-Use after Termination. Unless otherwise provided for in this Agreement, Licensee shall not use the Confidential Information after termination or expiration of this Agreement and further, for the time period after termination or expiration of this Agreement until such time as the information ceases being Confidential Information pursuant to the provisions of this section.

       9.  Defense of Claims of Patent Infringement.

            9.1 Responsibility for Patent Infringement. The exact manner in which Licensee conducts its business is substantially within the discretion and decision of Licensee. Any risks of infringement of the rights of others that may be associated with using the Rentech Process Technology and any Licensed Patents as permitted under this Agreement cannot be foreseen and evaluated until Licensee has established its own business practice techniques. Licensor does not, therefore, accept responsibility for actual or alleged patent infringement by reason of the practice by Licensee of the Rentech Process Technology and any Licensed Patents, except as follows:

                 (a) Defense of Patent Infringement. Licensor agrees to defend, at its sole expense and with counsel of its own choice and by conduct solely determined by Licensor, all patent infringement actions brought against Licensor or Licensee asserting infringement of one or more Licensed U.S. Letters Patents (other than Licensed Patents registered in names other than the name of Licensor) by reason of use by Licensee of such Licensed Patents as permitted under this Agreement. If Licensor does not defend or in the reasonable judgment of Licensee, reached after giving written notice of its concerns to Licensor, is not vigorously and adequately defending against any such action, including appropriate appeals, Licensee may defend against such an action and Licensor shall reimburse Licensee for its reasonable expenses incurred in connection with such defense. Licensor shall have the right to be kept informed of the status and progress of each such defense by Licensee.

                 (b) Licensor Indemnity. Licensor shall indemnify Licensee against any adverse final monetary judgment awarded against Licensee with respect to legal actions maintained by Licensor to defend against claims of infringement of U.S. Letters Patent (other than Licensed Patents registered in names other than the names of Licensor).

       10.  Representations, Warranties and Covenants.

            10.1 Representations, Warranties and Covenants of Licensee. Licensee hereby represents, warrants and covenants to Licensor as follows:

                 (a) Compliance With Law. Licensee will carry out all activities contemplated by this Agreement in accordance with all applicable laws, rules and regulations governing licensee and that it has the authority to enter into this Agreement and to carry out all of the terms and conditions.

                  (b)  Licensor Held Harmless.

                      (i) Licensee shall indemnify and hold Licensor harmless and cause each sublicensee of Licensee to indemnify and hold Licensor harmless, from and against any and all claims, injuries, liabilities, costs and expenses resulting from or caused by or claimed to have resulted from any use or operation of the Rentech Process Technology, Rentech Plants, Synthesis Reactor Modules, or Rentech Catalyst by Licensee, any sublicensee of Licensee, any Related Party or any Unrelated Party whether based on negligence, strict liability, product liability, breach of warranty, or any cause that was under their control, and from liabilities and claims for consequential damages and lost profits arising from such use or operation. Licensee agrees to defend, at its sole expense or at the sole expense of its sublicensees and itself and with counsel of its own choice, all such actions brought against Licensor. Licensee and its sublicensees shall also indemnify against any adverse final monetary judgment award rendered against Licensor in any such action. Licensee shall maintain insurance policies issued by reputable insurance companies. Licensee shall also cause sublicensees of Licensee to indemnify Licensor against any adverse final monetary judgment award rendered against Licensor in any such action brought against Licensor.

            10.2 Representations, Warranties and Covenants of Licensor. Licensor hereby represents and warrants to Licensee as of the date of execution of this Agreement and hereby covenants to Licensee as follows:

                 (a) Compliance With Law. Licensor will carry out all activities contemplated by this Agreement in accordance with all applicable laws, rules and regulations governing Licensor and that it has the authority to enter into this Agreement and to carry out all of its terms and conditions.

                 (b) No Patent Invalidity. To the best of Licensor's knowledge, there are no U.S. Letters Patent or foreign patents which invalidate the Patent Application, and the use by Licensee of any Licensed Patents that may result from the Patent Application will not infringe upon any third-party rights, including patent rights.

                 (c) No Knowledge of Prior Trademarks. Licensor knows of no prior use of the Licensed Trademarks by others than those authorized by the Licensor as of the date of execution of this Agreement.

                 (d) Licensor Owner of Licensed Technology. Licensor has the right to use the Rentech Process Technology and has the right to grant licenses to the Rentech Process Technology. To the best of Licensor's knowledge, the use by Licensee of the Rentech Process Technology under the terms of this Agreement will not infringe upon any third-party rights.

                  (e) Licensing All Rights. The Rentech Process Technology licensed hereunder represents all rights of Licensor with respect to technologies or equipment for the Rentech Process Technology for the production of Rentech Products. In the event that any technologies or equipment invented, now or hereafter, by Licensor with respect to it are not included in the Rentech Process Technology for the production of Rentech Products, such technologies or equipment shall be deemed to be included with the intent that they be the subject of the grant of the license hereunder as subsequently provided in article 12.

             10.3 Process and Mechanical Guarantees. Licensor will provide process and mechanical guarantees to the Licensee or to Licensee's engineering or construction contractor for the Rentech Synthesis Reactor Modules as may be required after negotiation of the prime construction contract.

            10.4 No Other Representations or Warranties. No representations or warranties are given or made by Licensor to Licensee or any sublicensee of Licensee other than those expressly set forth in this article.

       11.  Termination and Expiration.

            11.1 Automatic Expiration. Unless it is terminated on an earlier date pursuant to this article, this Agreement shall continue in full force and effect until it automatically expires, which expiration shall occur upon the earliest of seven years from the date of this Agreement or seven years after commencement of on-line operation for 30 days at the designed production capacity of the Rentech Plant to be constructed under this Agreement; provided, however, this Agreement shall terminate at any time before then that is at least two years after the date of this Agreement, upon written notice by Licensor, if Licensee is not diligently proceeding with actual construction or operation of one or more Rentech Plants. Any termination of this Agreement under this article shall not terminate the license granted hereunder with respect to any Rentech Plants in operation or for which actual construction has been commenced pursuant to binding construction contracts with an independent third party engineering and construction company, so long as Licensee pays royalties and other payments
  due.   The relevant provisions of this Agreement shall apply to such plants until they are permanently shut down and cease to operate for the production of Rentech Plants and plants for the manufacture of Rentech Catalyst shall be deemed terminated. In the event of the termination of this Agreement pursuant to this article, all rights and licenses to utilize Licensor's Rentech Process Technology granted to Licensee by this Agreement and any contract between the parties for the purchase and sale of Rentech Catalyst shall thereby automatically be revoked except that Licensee shall continue to be entitled to use the Rentech Process Technology and Rentech Catalyst with respect to any Rentech Plants in operation or under such actual construction at the time of termination until they are permanently shut down and closed to operate for the production of Rentech Products; provided, however, Licensee shall continue to pay any and all fees, royalties, and other amounts due during such continued period of use.

            11.2  Defaults - General.  Except as provided in the following subsection of this section, should there be a material breach as to any obligation hereunder that does not involve payment of a fee, royalty, or other amount due to Licensor, and should the breaching party fail to put into action, within forty-five days after receiving written notice thereof from the other party, and diligently thereafter pursue, a reasonable remedy designed to diligently cure (in the reasonable judgment of the other party)
  such material breach or default, then this Agreement may thereupon be terminated by the other party by giving written notice of termination to the breaching party.  Specifically, and without limitations to the foregoing,
                                                      PAGE 12

  a breach or violation of any of the covenants contained in this preceding section 28 10 shall be deemed a material breach of this Agreement.

            11.3 Defaults - Non-Payment by Licensee. (a) Should Licensee fail to pay any fee, royalty or other amount due to Licensor by Licensee or any of its sublicensees when it is due hereunder, and following such failure of payment, should Licensee fail to pay such fee, royalty or amount in full within thirty days after receiving written notice thereof from Licensor, then this Agreement may thereupon be terminated by Licensor giving written notice of termination.

            11.4 Payment Obligations Continue. Upon termination of this Agreement for any reason, nothing shall be construed to release Licensee from any of its obligations or liabilities to Licensor hereunder, including without limitation, Licensee's obligations to pay Licensor any and all fees, royalties or other amounts accrued but unpaid hereunder prior to the date of such termination, and from its obligations of confidentiality.

            11.5 Other Remedies. Should Licensee fail to make any payment to Licensor within thirty days after receiving written notice from Licensor of Licensee's failure to pay the payment when it became due hereunder, Licensor shall have the right, in addition to its other rights and powers described herein or in other documents, to terminate all rights of Licensee to grant sublicenses or to delegate duties under this Agreement.

            11.6 Licensee Shall Cease Practice of the Technology. Licensee agrees that, if this Agreement is terminated or expires, it shall following actions and have the following rights:

                 (a) Discontinue Use and Operations. Licensee shall immediately discontinue and shall specifically cease the use of Rentech Process Technology and discontinue operations of the Rentech Plants permitted under this Agreement for the production of Rentech Products;

                 (b) Nine Months Preceding Termination. If the date of termination or expiration is known in advance, Licensee shall, during the nine-month period immediately preceding the date of termination or expiration, complete uses of the Rentech Process Technology and operations in progress, finish production of Rentech Products, and liquidate its inventory of Rentech Products, all in accordance with the terms and conditions of this Agreement;

                 (c) One Year Following Termination. In addition to its rights under the preceding section, Licensee shall have the right for a period of one year, but not more, after the date of termination or expiration to sell any Rentech Products produced before termination or expiration, any Rentech Catalyst in inventory, and all Synthesis Reactor Modules comprising part of the Rentech Plant subject to this Agreement, to Licensor or any other party that Licensor approves, all in accordance with the terms and conditions of this Agreement, but not to anyone else;

                  (d) Use and Supply Contracts. Any separate use agreement or supply contract for Rentech Catalyst entered into between Licensor and Licensee, any sublicensee of Licensee or any Related Party shall be terminated as of the date this Agreement terminates or expires; and

       12. Improvements Made by Licensor. Certain improvements and technological advances may be made by Licensor or its permitted assigns or other licensees to the Rentech Process Technology before, during or after the design, construction, start-up and operation of the initial Rentech Plant or subsequent Plants in the Licensed Territory. Any improvements and advances made by Licensor affecting the Rentech Process Technology shall be the property of Licensor, and if any such improvements and advances are made by Licensor's permitted assigns or licensees other than Licensee, they shall be the property of Licensor or its assigns or licensees, as they have agreed between themselves; provided, however, that Licensee shall be provided with such improvements or advances on a royalty-free basis to the extent Licensee's improvements and advances are shared with Licensor and its assigns or licensees pursuant to the following section 13. Details, descriptions and technical data regarding such improvements or advances, when developed by Licensor or its permitted assigns or licensees, shall be conveyed fully by Licensor to Licensee without delay, and without any cost to Licensee or any further payment to Licensor, in order that Licensee may take full advantage of them at its expense for the improvement of the design, construction and operation of the Rentech Plants in the Licensed Territory. Licensor agrees that its obligations to provide data as to such advances or improvements shall remain in effect for the duration of this Agreement, and Licensee agrees that it shall hold all such information subject to the provisions of confidentiality contained in this Agreement and any related confidentiality agreements with Licensor. In the event that any patent or improvement patent results from the Patent Application, or any application for such an improvement patent is made by the Licensor affecting the Rentech Process Technology, the Licensee shall have the right to use such improvement or invention on the basis previously described in this Agreement as though the same were specifically covered by this Agreement and under the same terms, covenants and conditions as the Rentech Process Technology.

       13. Improvements Made by Licensee. Any improvements and advances made by Licensee affecting the Rentech Process Technology shall become and be the property of Licensee. However, Licensor shall have a nonexclusive royalty-free license to use such improvements and advances for itself and its licensees and permitted assigns for the life of the improvement or advance; provided however, that all such licensees and assigns must be obligated to provide Licensor with information relating to any of their improvements and advances to the Rentech Process Technology so that Licensor can share and distribute all such information with and to all of its licensees and assigns on a royalty-free basis (excepting any licenses granted by Licensor previous to the date of this Agreement). Details, descriptions and technical data regarding Licensee's improvements and advances shall be conveyed fully by Licensee to Licensor without delay, and without any cost to Licensor, in order that Licensor and its licensees and assigns may take full advantage of them for the improvement of the design, construction and operation of Rentech Plants. Licensor agrees that all such information shall be subject to the provisions of confidentiality contained in this Agreement and any related confidentiality agreements with Licensee.

       14.  Miscellaneous.

            14.1 Assignments by Licensor. This Agreement and any and all of the rights of Licensor hereunder shall be freely assignable by Licensor.

            14.2 Assignments by Licensee. This Agreement, and any of the rights and obligations of Licensee hereunder, shall not be assigned or delegated by Licensee without the prior written consent of Licensor to do so, which consent Licensor shall not unreasonably withheld.

            14.3  Arbitration.

                 (a) Governing Law. This Agreement will be governed by the Law of the Union of India.

                 (b) Arbitration Provisions. All disputes, differences and questions whatsoever arising either during the continuance of this agreement or afterwards between the parties hereto of their respective representatives or between any party touching these present or the construction of the applications thereof or as to any act, deed or omission of any of the parties hereto in any way relating to these presents shall be referred to as sole arbitrator in case the parties agree upon one otherwise to two arbitrators one to be appointed by each of the parties or to an umpire to be appointed by such arbitrators before entering upon the reference, such arbitration shall be held in India at New Delhi and shall be in accordance with the Arbitration Act, 1940, or any other statuary modifications or re-enactments thereof for the time being in force in India.

                 (c) Language. Such arbitration shall be conducted in the English language.

                 (d) Courts. Subject to what is stated herein above, the Courts in India will have jurisdiction in relation to any matter pertaining to or arising from this Agreement.

            14.4 Waiver. Any breach of any provision of this Agreement shall not be construed as a continuing waiver of other breaches of the same or other provisions of this Agreement.

            14.5 No Other Relationship. Nothing herein contained shall be deemed to create an agency, joint venture, partnership or franchise relation between the parties hereto.

            14.6 Conversion to Dollars. If any payment due to Licensor is stated in a currency other than Dollars, such payment shall be converted into Dollars at the commercial rate quoted in Denver, Colorado by First Interstate Bank of Denver for a prime commercial customer to buy Dollars with such other currency for spot value at or about eleven a.m. (Denver time) five business days immediately preceding the date on which the payment (whether royalty or other amount) with respect to such payment becomes due. If no such commercial rate is or can be quoted at such time, such payment shall be converted into Dollars at the commercial rate most recently quoted in Denver, Colorado by Licensor's designated bank for a commercial customer to buy Dollars with such other currency for spot value prior to the due date. If no such commercial rate has been quoted at any time during the three-month period preceding the payment due date, such payment shall be converted into Dollars at the rate most recently used for the currency other than Dollars by Licensee, a sublicensee of Licensee or a Related Party in a sale to an Unrelated Party who is a purchaser in the United States of America for a purchase of Rentech Products.

            14.7  Force Majeure.

                 (a) No Liability for Certain Delays or Defaults. Neither Licensor nor Licensee shall be liable in damages, or have the right to terminate this Agreement, for any delay or default in performing any obligation hereunder if that failure or delay is due to any cause beyond the reasonable control and without default or negligence of that party;
  provided, however, in order to excuse its delay or default hereunder, a party shall notify the other of the occurrence or the cause specifying the nature and particulars thereof and the expected duration thereof; and provided, further, that within ten business days of the termination of such occurrence or cause, such party shall give notice to the other party specifying the date of termination thereof. All obligations of both parties shall return to being in full force and effect upon the termination of such occurrence or cause (including without limitations any payment that became due and payable hereunder prior to the termination of such occurrence or
                                                      PAGE 15

  cause). However, in the event that the duration of such occurrence or cause extends beyond one year, the non-excused party shall then have the right, by giving sixty days prior written notice to the other party, to terminate this Agreement unless the other party shall substantially cure such occurrence or cause within said sixty days.

                 (b) Cause Beyond the Reasonable Control. For the purposes of this section, a "cause beyond the reasonable control" of a party shall include, without limiting the generality of the phrase, any act of God, act of any government or other authority or statutory undertaking, industrial dispute, fire, explosion, accident, power failure, flood, riot or war (declared or undeclared).

            14.8 Survival of Contents. Notwithstanding anything else in this Agreement to the contrary, the parties agree that those provisions of this Agreement which by their nature survive the termination or expiration of this Agreement shall do so to the extent required thereby for the full observation and performance by any or all of the parties hereto.

            14.9 Notices. Any notice, payment, request, demand or other communication hereunder shall be in writing and shall be deemed to have been duly given when (i) delivered personally, upon personal delivery to the party to be notified; or (ii) one business day after sent by facsimile transmission with confirmation that the facsimile message was received by the party to be notified, or (iii) three business days after sent by registered or certified mail, postage paid, to the party to be notified; or
  (iv) three business days after sent by ordinary mail, upon delivery, postage paid, to the party to be notified, at the address set forth below:

  Licensor:                           Licensee:

  President                           Managing Director
  Rentech, Inc.                       Esquire Gujarat Petrochemicals Ltd.
  1624 17th Street, Suite 300A        6-H, North Stand, Vinoo Mankad Gate
  Denver, Colorado 80202              Wankhede Stadium, D-Road
  UNITED STATES OF AMERICA            Churchgate Bombay-400 020
                                      INDIA
  Facsimile:  (303) 298-8010          Facsimile:  91-22-208 8956

  Administrative and Project Coordinator:

  ITN, Inc.
  14515 West Byers Place
  Golden, Colorado 80401
  UNITED STATES OF AMERICA

  Either Licensor or Licensee may change its address, facsimile number or representative to be notified by written notice to the other party.

            14.10 Severability. If any provisions of this Agreement shall be held to be invalid, illegal or unenforceable, the same shall be deemed severed from this Agreement, and the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

            14.11 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

            14.12 Integration. This Agreement represents the entire agreement of the parties with respect to the subject matter herein contained and supersedes all prior correspondence, conversations, negotiations and understandings with respect to those subjects, other than to other written agreements referred to in this Agreement.

            14.13 Sole Rights. Nothing contained in this Agreement shall be deemed or constrained to give to either party any right or license in any trade mark, patent or other industrial property of the other party, except as in herein agreed to between the parties.

            14.14 No Agency. Neither party shall be deemed to be the legal representative or agent of the other nor shall either party have the right or authority to assume or make any obligation, guarantee, warranty or representation of any kind, express or implied, in the name of or binding upon the other.

            14.15 Government Approval. This Agreement shall be subject to the necessary approval of the Government of India and/or the Reserve Bank of India and such other authorities concerned of the Government of India.

            14.16 Waiver. No waiver of compliance with any provision or condition of this Agreement shall constitute a waiver of any other provision or condition hereof or the later enforcement of the provision or condition previously waived as to new circumstances or events.

       IN WITNESS WHEREOF, the parties have executed duplicate originals of this Agreement by their duly authorized officers as of the date first mentioned above.

  LICENSOR

  RENTECH, INC.                              ATTEST:


  By: (Signature)                            (Signature)
      ------------------------------         --------------------------
      Dennis L. Yakobson, President          Ronald C. Butz, Secretary

  LICENSEE

  ESQUIRE GUJARAT PETROCHEMICALS LTD.        WITNESS:


  By: (Signature)                            (Signature)
      ------------------------------         --------------------------
      Avinash Misra, Director                Bhavesh Gandhi

  ITN, INC.                                  WITNESS:

      (Signature)                            (Signature)
  By: ------------------------------         --------------------------
        Dr. Mohan S. Misra, President          Bhavesh Gandhi
                                                      PAGE 17

                                  EXHIBIT A


                          Confidentiality Agreement

       This Agreement is entered into as of                , 199     by and
  between Rentech, Inc., a Colorado corporation (Company), and ---------- -----------------------, (Recipient) whose address is ---------------.

                          BACKGROUND CIRCUMSTANCES:

       A. The Company is the owner of a proprietary process, including confidential know-how and trade secrets, to convert carbon bearing solids or gases into liquid hydrocarbons such as crude oil, or into distilled hydrocarbon liquids such as diesel fuel, naphtha, and microcrystalline wax, or into gaseous hydrocarbons. The hydrocarbons as produced by such technology are called the Rentech Products. Some aspects of the proprietary process are the subject of the Company's patent application filed with the U.S. Patent and Trademark Office. The patentable and unpatentable information is collectively called the Rentech Process Technology.

       B. The Company is engaged in the highly specialized business of licensing the Rentech Process Technology for use in conversion process plants for the production of Rentech Products. For the purpose of evaluating the Company and the Rentech Process Technology, Recipient desires to receive confidential information about the Rentech Process Technology that is material to the Company's business and not generally known in the industry. During the term of this Agreement and any further agreement for the use of the Rentech Process Technology, the Recipient may also receive confidential information concerning production and reduction of the Company's proprietary catalyst used for the production of Rentech Products, the design and operating process of Synthesis Reactor Modules, and its Company's present and ongoing research, developments, processes, procedures, formulas, software programs, improvements, inventories, techniques, forecasts and new products. All of the foregoing confidential information, including the Rentech Process Technology, is collectively called Confidential Information.

       Now, therefore, in consideration of the background circumstances and the following covenants, promises and agreements, the Company agrees to disclose to the Recipient, on the following terms and conditions, certain aspects of the Confidential Information.

       1. Receipt and Confidentiality. Whether or not Recipient enters into any further transaction with the Company, Recipient will not use such information except for the purpose of evaluation described in this Agreement, nor disclose such information to anyone except to its employees and agents that Licensee determines need to know in connection with the evaluation, and to them only if (i) they have executed a confidentiality agreement maintained by Recipient in substantially the form of this Agreement or (ii) Recipient has taken other reasonable steps to ensure that such persons will maintain its confidentiality. The Confidential Information shall be kept confidential during the term of this Agreement and after termination or expiration of this Agreement until such time as the information ceases being Confidential Information pursuant to the following provisions of paragraph 2.

       2. Limit on Obligation. Confidential Information, for the purpose of this Agreement, shall not include, and Recipient and its employees and agents will have no obligation to protect any information that:

            (a) is or becomes, through no fault of the party obligated to maintain confidentiality, in the public domain;


            (b) is lawfully obtained by Recipient from a source other than the Company or its agents;

            (c) is already known by Recipient at the time of its receipt, as shown by reasonable proof filed with the Company within a reasonable time after its receipt by the Recipient; or

            (d) is required to be disclosed by order of any court or governmental authority having jurisdiction.

            Disclosures that are specific, including but not limited to operating conditions such as pressures, temperatures, formulas, procedures, computer software programs, and other such standards and conditions, shall not be deemed to be within the foregoing exceptions merely because they are embraced by general disclosures available to the general public or in Recipient's possession. Additionally, any combination of features shall not be deemed to be within the foregoing exceptions merely because the individual features are available to the general public or in Recipient's possession unless the combination itself and its principle of operation are available to the general public or in Recipient's possession.

       3. Published Disclosure. It is agreed that the disclosure of certain information by the Company in a publication, such as in letters patent or by otherwise placing it in the public domain, will not free Recipient from its obligation to maintain in confidence any information not specifically disclosed in or fairly ascertainable from the publication or other disclosure, such as, for example, the fact that information in the publication or any portion of it is or is not used by either party.

       4. Duration of Obligations. Recipient shall not use the Confidential Information after termination or expiration of this Agreement until such time as the information ceases being Confidential Information pursuant to the provisions of paragraph 2.

       5. Remedies for Breach. Recipient hereby agrees that the violation, breach or threatened violation or breach of the agreements contained herein may cause immediate and irreparable harm to the Company and its affiliated entities, which may be difficult to compute and that any award of any sum of money damages may not be adequate relief to the Company. Recipient therefore agrees that, in the event of any actual or threatened violation of the provisions of the Agreement, the Company shall have the right to injunctive and other equitable relief against Recipient in addition to any other judicial remedies in any court of competent jurisdiction, without bond.

       6. Legal and Accounting Fees. In the event that a court of competent jurisdiction judicially determines that there has been a breach of this Agreement by either party, the prevailing party shall be entitled to all costs and expenses incurred by the other in the enforcement hereof, including, without limitation, all actual and reasonable attorney fees and accounting fees.

       7.  Conflicting Obligations.  The Recipient believes that it is free to enter into this Agreement and perform in accordance therewith.  If, however, the Recipient finds, upon its receipt of Confidential Information from the Company, that a conflict appears likely to occur because of
  Recipient's previous and continuing obligations or commitments to other parties, then Recipient will promptly so advise the Company in writing and,
                                                      PAGE 19

  unless otherwise then agreed by the parties, will return to the Company any documents and other materials containing Confidential Information without copying, retaining copies, summaries, analyses or extracts thereof; however, Recipient may retain a record copy, to be maintained in confidence and used only in the administration of this Agreement.

       8. Effects of Agreement. It is further understood and agreed that the execution of this Agreement creates and ratifies only the relationship and prior agreements recited herein and conveys no right to use any of the Confidential Information disclosed for any commercial purposes beyond the contemplated evaluation without the specific written authorization of the Company. Termination of this Agreement shall not in itself operate to terminate obligations of the parties arising under the Agreement.

       9. Binding Effect; Governing Law. The agreements contained herein shall be binding upon and inure to the benefit of Recipient and the Company, their successors, assigns and legal representatives. This is a contract, made and to be performed in the State of Colorado, whose substantive laws, without regard to conflict of laws, shall apply to its construction and enforcement. The agreements contained in this Agreement supersede any and all prior agreements between Recipient and the Company relating to the subject matter.

  RECIPIENT:                                COMPANY:

                                            RENTECH, INC.


  By:
      ---------------------------           ------------------------------
                                            Dennis L. Yakobson, President

                                      June 25, 1994



  Mr. Avinash Misra, Director
  Esquire Gujarat Petrochemicals Ltd.
  6-H North Stand
  Vinoo Mankad Gate
  Wankhede Stadium, D-Road
  Churchgate, Bombay 400020
  INDIA

       Re:  Exclusive License to Use Rentech Technology in India

  Dear Mr. Misra:

       As you understand, Rentech, Inc. is simultaneously with this letter granting to Esquire Gujarat Petrochemicals Ltd. an exclusive license to use the Rentech technology in the Union of India. The license contract executed as of this date contains the financial terms of the arrangement and only some other terms and conditions of the license tat have been agreed between us but not all terms that are material and integral terms and conditions of the license contract. Accordingly, we therefore agree to enter into an amendment to the license contract that contains other material provisions that Rentech normally uses in its international licenses.

       We understand that these are limitations by the government of India on the duration of royalty payments for the use of technology. (If these limitations continue to apply, Esquire Gujarat Petrochemicals Ltd. agrees to take all necessary actions to assist Rentech in getting the royalty reinstated or we will negotiate in good faith alternative arrangements in lieu of the royalty payments.

       This agreement is entered into as of the date previously given on behalf of:

  1.  ESQUIRE GUJARAT PETROCHEMICALS LTD.

                                                 (signature)

                 Signed by:                      MR. AVINASH MISRA
                                                 Director

                 Witnessed:                      (signature,
                                                 Bhavesh Gandhi)

  2.  RENTECH, INC.

                                                 (signature)

                 Signed by:                      MR. DENNIS YAKOBSON
                                                 President and CEO

                                                 (signature)

                 Witnessed:                      MR. RONALD C. BUTZ

                      Amendment to the :
       Exclusive Licence Agreement dated June 25, 1994
         and the Design Contract dated June 15, 1994.


  This amendment hereby rectifies the typographical error in the exclusive licence agreement dated June 25, 1994 and the Supplementary that has taken effect on October 10, 1994 and the Design Contract dated June 15, 1994 along with the supplement that has taken effect on February 27, 1995, which states the design capacity of the plant to be '350 barrels per day' and the same should be read as "360 barrels per day".

  The said amendment has been consented by both parties of the agreement and has been duly signed-off below.



  Agreed and accepted                Agreed and accepted
  -------------------                -------------------

  for Rentech Inc.                   for Donyi Polo
                                     Petrochemicals Limited


  (signature)                        (signature)

  Dennis Yakobson                    Bhavesh Gandhi
  ---------------                    ---------------
  President                          Director

             Supplementary to the Agreement dated June 25, 1994

  In pursuant to the agreement signed on June 25, 1994 between Rentech Inc. (Licensor) and Esquire Gujarat Petrochemicals Limited (Licencee), the following shall take place:-

  Wherever the word "Esquire Gujarat Petrochemicals Limited" along with the address "6-H, North Stand, Vinoo Mankad Gate, Wankhede Stadium, D-Road, Churchgate, Bombay 400-020" appears in the above statement the same should read as "Donyi Polo Petrochemicals Limited" along with its address as "511 Vyapar Bhavan, P.D.Mello Road, Bombay 400 009".

  For the purpose of the interpretation of this agreement, Donyi Polo Petrochemicals Limited shall, with immediate effect, assume all responsibilities as "Licensee", the role and responsibilities of which is clearly defined in the above stated agreement.

  By virtue of the above agreement, Rentech, Inc., remains as "Licensor" and Donyi Polo Petrochemicals Limited shall be the "Licencee".

  The above amendment to the agreement dated 25 June 1994, is accepted by and binding upon all parties concerns, i.e. Rentech Inc., Esquire Gujarat Petrochemicals Limited and Donyi Polo Petrochemicals Limited.

  This supplement has taken effect on October 10, 1994.

  Agreed and accepted    Agreed and accepted       Agreed and accepted
  -------------------    -------------------       -------------------

  for Rentech Inc.       for Esquire Gujarat       for Donyi Polo
                         Petrochemicals Limited    Petrochemicals Limited



  (signature)            (signature)               (signature)

  Dennis Yakobson        Avinash Misra             Bhavesh Gandhi
    -----------------      -----------------         -----------------
                                                      PAGE 23

                   NO. FC.II. :23(95)/17(9
                     Government of India
                     Ministry of Industry
             Department of Industrial Development
             Secretariat For Industrial Approvals
              Foreign Collaboration - II Section

                                            New Delhi the January 10, 1995

  To
       DONYI POLO PETRO CHEMICALS LIMITED
       511. VYAPAR BHAWAN
       P. D'MELLO ROAD
       BOMBAY-400009

    SUBJECT : Application for foreign collaboration (SIA Regn.
              No. FC.I.       17 dated 24/10/94)

  Dear Sir:

       I am directed to refer to the above mentioned application and to convey approval of Government of India to your proposal, subject to the following terms and conditions, in addition to those detailed in Annexure I :-

  1       Name and address : RENTECH INC.
          of foreign         1624 MARKET STREET
          collaborator       DENVER COLORADO
                             USA

  2       Item(s) of manufacture/    : SYNTHETIC WAX: SULPHUR FREE DIESEL:
          activity covered by the      OTHER LIQUID HYDROCARBON
          foreign collaboration

  3       Proposed Location       :KUNCHAI DIUN
          District                :CHANGLANG
          State                   :ARUNACHAL PRADESH

  4 a) Foreign Equity Participation : 5.00% (Five Percent) amounting to Rs. 150.00 Lakhs (One Hundred and Fifty Lakhs) in the paid up capital of Rs. 3000.00 Lakhs in the joint venture company.

          b) NRI Equity Participation (Repatriable) : 30.00% (Thirty Percent) amounting to Rs. 900.00 Lakhs (Nine Hundred Lakhs) in the paid up capital of Rs. 3000.00 Lakhs in the joint venture company.

  5 Royalty : US$ 2.5 per barrel subject to taxes for 7 (seven ) years.

  6       Lumpsum Payments :

          a. Technical Know-how fee : US$ 10.30 Lakhs (Ten Lakhs and Eighty thousand) subject to taxes to be paid in 3 instalments.

          b. Payment for design/drawings : US$ 3.00 Lakhs (Three Lakhs) net of taxes to be paid in 3 instalments. the tax liability if any will be borne by you.

          It is noted that the proposed project will utilise natural gas as raw material as per the allocation made by the Government of Arunachal Pradesh. It is further noted that the project will be situated at the well and, therefore, no pipeline will be required and it will not cause any adverse effect to the environment.

  8 Duration of the agreement: Duration of the Technology collaboration agreement shall be 10 (Ten) years from the date of agreement, or 7 (seven) years from the date of commencement of commercial production.

  9       Condition No. 5 of Annexure I is not applicable.

  10 This approval letter is made a part of the foreign collaboration agreement to be executed between you and the foreign collaborator and only those provisions of the agreement which are covered by the said letter or which are not in variance with the provisions or the said letter shall be binding on the Government of India or Reserve Bank of India.

  11      You may now proceed to finalise the agreement.

  12 This approval is valid for a period of two years from the date of issue. Within this period, you are required to file the collaboration agreement with the Reserve Bank of India/Authorised Foreign Exchange Dealer.

  13 In case the proposed activity is not exempted from the provisions of Industrial (Development & Regulation) Act, 1951 and the Foreign Exchange Regulation Act, 1973 it will be your responsibility be your responsibility (sic) to obtain such clearances as may be required under the said Acts.

  14 You shall not manufacture items reserved for the Small Scale Sector without prior approval of the Government as per the prescribed policy and procedure.

  15      The Administrative Ministry for this project is the :
          Ministry of Petroleum & Natural Gas, New Delhi.

  II. You may approach your Regional Office of Exchange Control Deptt. of Reserve Bank of India for necessary permission under Section 19 of FERA, 1973 for allotment of shares to Non-Residents.

  III.    You are requested to send Foreign Investment Remittance
          Certificate (FIRC) to the Regional Office, Reserve Bank of India immediately on receipt of foreign remittance.

  IV. You are requested to furnish the informations as per the questionnaire at Annexure II on 1st January & 1st July every year till the receipt of approved foreign equity and commencement of production to the Secretariat for Industrial Approvals (FC. II Section), Udyog Bhawan, New Delhi.

  V. You are requested to acknowledge and confirm acceptance of the above terms and conditions to Secretariat for Industrial Approvals (FC. II Section ) and the Administrative Ministry.

  I. All future correspondence for ammendments / changes in terms and conditions of the approval letter or for extension of its validity, if required, etc. may be addressed to the Entrepreneurial Assistance Unit of the Secretariat for Industrial Approvals, Udyog Bhavan, New Delhi-11.

                                Yours faithfully,

                                (signature)

                                ( HARIOM GUPTA )
  SEAL OF THE MINISTRY          UNDER SECRETARY TO THE GOV. OF INDIA.

   Supplementary to the Design Contract dated June 15, 1994

  In pursuant to the agreement signed on June 15, 1994 between Rentech, Inc. and Esquire Gujarat Petrochemicals Limited , the following shall take place :-

  Wherever the word "Esquire Gujarat Petrochemicals Limited" (herein after mentioned as EGPL) along with the address "6-H, North Stand, Vinoo Mankad Gate, Wankhede Stadium, D-Road, Churchgate, Bombay 400-020" appears in he above statement the same should read as "Donyi Polo Petrochemicals Limited" (herein after mentioned as DPPL) along with its address as "511 Vyapar Bhavan, P.D.Mello Road, Bombay 400 009".

  EGPL hereby transfers all the rights and obligations arising out of the design contract entered into between EGPL and Rentech on June 15, 1994 for a consideration equal to the amount actually paid till date by EGPL to Rentech under the said design agreement.

  For the purpose of interpretation of this agreement, Donyi Polo
  Petrochemicals Limited shall, with immediate effect, assume all responsibilities in the contract, of which is clearly defined in the above stated agreement.

  By virtue of the above contract, Donyi Polo Petrochemicals Limited shall be the first part of the contract and Rentech Inc., remains as second part of the contract.

  The above amendment to the Contract dated June 15, 1994, is accepted by and binding upon all parties concerned, i.e. Rentech Inc., Esquire Gujarat Petrochemicals Limited and Donyi Polo Petrochemicals Limited.

  This supplement has taken effect on February 27, 1995.

  Agreed and accepted    Agreed and accepted      Agreed and accepted
  -------------------    -------------------      -------------------

  for Rentech Inc.       for Esquire Gujarat      for Donyi Polo
                         Petrochemicals Limited   Petrochemicals Limited

  (signature)            (signature)              (signature)

  Dennis Yakobson        Avinash Misra            Bhavesh Gandhi
  -----------------      ---------------          ---------------
  (President)            (Director)               (Director)

  TELEGRAM                  RESERVE BANK OF INDIA      POST BOX No. 10127
  RESERVBANK             EXCHANGE CONTROL DEPARTMENT      TELE. 2661644
  BOMBAY                    BOMBAY REGIONAL OFFICE
                           AMAR BUILDING, 4TH FLOOR
                               BOMBAY - 400001

  Ref. No. EC.By. FITT 1315/D-52/94-95                     May 03, 1995

  M/S DONYI POLO PETRO CHEMICALS LTD.
  511, VYAPAR BHAVAN
  P. D'MELLO ROAD
  BOMBAY
  MAHARASHTRA     500009.

  Dear Sir:

  Foreign Technical Collaboration with
  RENTECH INC., U.S.A.
  Allotment of Registration Number
  --------------------------------

  This has reference to Government's letter No. FC.II.23(95) / 17(94)
  dated 10/01/95. and Government's letter No.             dated
                                              -----------       ----------

  2. You are advised to file a copy of the collaboration agreement with your Authorised Dealer: BANK OF BARODA, MARINE DRIVE BRANCH, BOMBAY, as indicated in your application dated 02/05/95.
  Please note that the government's above letter of approval should be made part of the collaboration agreement to be executed / executed by you with the overseas collaborator. Any further amendment in Government's letter/s of approval/s during the currency of the agreement should also be made part of the original agreement by way of execution of supplementary agreements which, too, should be filed with the concerned authorised dealer. You are advised to submit to us certified copy of the collaboration / supplementary agreement to be executed / executed for perusal and record.

  3.  The above collaboration has been allotted Registration
  No.: -FCT95BYG0023. This no. should be quoted in all your future references to this Office.

  4. In case you are paying Income-tax at the flat rate of 30%, you may request in writing the receiving bank branch to forward a copy of the received certificate regarding payment of tax, direct to your above authorised dealer to enable you to remit the proposed payment.

  5. Please note that you will make all remittances under the collaboration through your above authorised dealer. Requests for each remittance under the collaboration, as & when necessary, should be made direct to Authorised Dealer on Form A-2 supported by the following documents:-

    a) A No Objection Certificate / tax Clearance Certificate issued by the Income-tax authorities in the enclosed standard form or a copy of the certificate issued by the designated bank regarding payment of tax where the tax has been paid at a flat rate of 30% to the designated bank.

    b) A certificate from the chartered Accountant in the form TCK/TCR (depending upon the purpose of payment).

    c) Declaration by you to the effect that the proposed remittance is strictly in accordance with the terms & conditions of the collaboration approved by the Government.

  6. Please note that only those provisions of the collaboration agreement which are covered by the Government's letter/s of approval/s or which are not at variance with the letter of approvals shall be binding on Government of India &/or Reserve Bank of India. The remittances which are not covered under the Government's letter of approval including interest on delayed payments are not permitted to be remitted though the authorised dealer unless specific approval for the sale is obtained from the concerned department of the Govt. / R B I & produced before the authorised dealer.

  7. The payment of Cess at the rate of 5% on all payments including payments made locally in Indian rupees towards passage fares, local living expenses etc. in connection with the deputation of the technicians under the R & D Cess Act, 1986 is not insisted upon by us in view of the order No. 2261 of 1989 in the High Court of Calcutta. However, our permission to remit the fees payable by you to Foreign Technicians shall be without prejudice to our right to prefer any appeal against the said order and your liability would be subject to the outcome of the said appeal, if any, preferred by us.

  8. You should submit an Annual Return in Form TCD (in duplicate) furnishing details of all remittances made during the previous calendar year. This Return should reach us in the 1st fortnight January each year. Where no payments have been made during a year a nil Return should be sent. You should watch for acknowledgement of the Return by us.

  9. Regarding equity participation you are advised to approach our C.I. Section for approval in principal for issue of shares to your collaborator.

  10.  Please submit a certified copy of supp. agreement.

  11. Please submit a certified copy of Memorandum & Articles of Association in the name of M/S "Donyi Polo Petro chemicals Ltd."

                                Yours faithfully,

                                (signature)

                                ( P. S. Desai )
                                p. Joint Controller

  Encls.
         i) No Objection Certificate
        ii) TCK Form
       iii) TCK Form
        iv) TCK Form

                   Supplementary Agreement


  In pursuant to the agreement signed on June 25, 1994 between Rentech Inc. (Licensor) and Esquire Gujarat Petrochemicals Limited (Licensee), and the supplementary agreement signed on October 10, 1995 between Rentech Inc. (Licensor) and Donyi Polo Petrochemicals Limited (Licensee) the following stands stated:


  We accept the terms and conditions stipulated by the Government of India, Ministry of Industry, Secretariat for Industrial Approvals, in their letter no. FC.II.:23(95)/17/(94) dated January 10, 1995, and also that Reserve Bank of India vide their registration letter no. EC.BY.FITT./D-52/94-95 dated May 3, 1995 and it forms a part of this agreement.



  Agreed and accepted                    Agreed and accepted
  -------------------                    -------------------
  for Rentech Inc.                       for Donyi Polo
                                         Petrochemicals Limited


  (signature)                            (signature)

  Dennis Yakobson                        Bhavesh Gandhi
  ---------------                        --------------
  President                              Director


  Dated: May 10, 1995

  Place:  Bombay